NAME OF REGISTRANT:
Franklin Custodian Funds, Inc.
File No. 811-537

EXHIBIT ITEM No. 77I(b):


The registrant issues two classes of shares of four of its five series: Growth Series - Class I and Growth Series - Class II; Utilities Series - Class I and Utilities Series - Class II; Income Series - Class I and Income Series - Class II; and U.S. Government Securities Series - Class I and U.S. Government Securities Series Series - Class II. Shares of each class of a Series represent proportionate interests in the assets of the Series and have the same voting and other rights and preferences as the other classes and Series of the Registrant for matters that affect the Registrant as a whole.